EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS AGREEMENT made the date set forth below between Stephen M. Bravo and Sand Lake Imaging, LLLP (herein jointly referred to as the "Shareholders"), and E360, LLC ("E360") and Gen2Media Corp., n/k/a Vidaroo Corp. ("Gen2Media")(herein jointly referred to as the "Issuer").
WITNESSETH:

WHEREAS, during late 2006 Shareholders invested $135,000.00 in E360 through solicitations made by Greatwater Holdings, LLC and/or Jonah Ninger, and
WHEREAS, E360has acknowledged it received an investment
from Greatwater Holdings, LLC on behalf of the Shareholders, and
WHEREAS, in 2010 the Shareholders sued the Issuer for damages allegedly arising out of their investment, and
WHEREAS, the parties desire to settle their disputes on the terms contained in this Agreement.
NOW, THEREFORE, in consideration of the covenants contained herein the parties agree:
1. Acknowledgment and consideration: Issuer acknowledges the investment of $135,000.00 by Shareholders in E360 and agrees to issue the following number of common shares of Vidaroo in recognition of said investment:
400,000 shares to Sand Lake Imaging, LLLC
200,000 shares to Stephen M. Bravo.
 2. Additional consideration: With the understanding that Greatwater Holdings continues to own a 1% share of E360, LLC, Upon the occurrence of either of the following events and at the approval of Issuer's legal counsel:
A. Shareholders deliver to Issuer a release of any and all claims, known and unknown, in the form attached hereto as Exhibit A, from Greatwater Holdings, LLC with instructions to issue said shares to Shareholders, or
B. Shareholders obtain a writ of execution after final judgment for damages against Greatwater Holdings, LLC and levy on said shares.
Issuers agree to issue an additional 300,000 shares on a pro-rata ownership basis to the Shareholders.
 3. Representations: Issuer represents and warrants that all shares to be issued to Shareholders will be free and clear of any liens or encumbrances, and that Vidaroo is authorized to issue the shares. Shareholders acknowledge that the shares will be restricted under Rule 144 of the Securities Act of 1933 and other applicable federal securities laws and Shareholders are solely responsible for moving any such restrictions in conformity with Rule 144 and providing a valid legal opinion at their own expense opining that the restriction on the shares may be lifted and the shares are free-trading subject to applicable volume limitations under Rule 144. The legal opinion provided by the Shareholders must be acceptableto the Issuer's legal counsel.
4.  Dismissal: Shareholders agree to dismiss E360 and Gen2Media from Case No. 2010-CA-017407 with prejudice upon receipt of the initial 600,000 shares; all parties to bear their own costs and attorney fees.
5. Confidentiality: The parties agree that this Settlement Agreement shall remain confidential and shall not be filed in court or recorded in the public records.
Shareholders may disclose this Agreement to Greatwater Holdings, LLC and/or Jonah Ninger during any negotiations related to paragraph 2A, above. Any party may disclose this Agreement if compelled to do so by subpoena or to comply with any state or federal law, rule, or regulation related to securities transactions, including all disclosures required under Items enumerated under Section 1 to Section 9 of Form 8-K
6. Rules of Construction and Interpretation:
(a)  Entire Agreement This "Settlement Agreement" constitutes the entire agreement between the parties pertaining to the subject matters of the Agreement,and it supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters of the Agreement. Except as otherwise herein provided, no covenant, representation, or condition not expressed in this Agreement, or in an amendment made and executed in accordance with the provisions of the subparagraph (b) of this paragraph, shall be binding upon the parties or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.

(b)           Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this "Settlement Agreement" shall be effective unless made in writing and signed or initialed by all parties to this Agreement.
(c)            Governing Law. This "Settlement Agreement" shall be governed and construed in accordance with the statutory and decisional law of the State of Florida governing contracts to be performed in their entirety in Florida.
(d)            Severability. If any paragraph, subparagraph, or provision of this "Settlement Agreement," or the application of such paragraph, subparagraph, or provision, is held invalid by a court of competent jurisdiction, the remainder of the Agreement, and the application of such paragraph, subparagraph, or provision to persons or circumstances other than those with respect to which it is held invalid, shall not be affected.
(e)            Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this "Settlement Agreement" are provided for convenience of reference only, and

E360, LLC
IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated.

Sand Lake Imaging, LLLP	E360, LLC

/s/ Stephen M. Bravo	/s/ Thomas Moreland
Stephen M. Bravo, as Director of Osceola Radiology Associated, P.A., General Partner	Mgrm

Dated: March 21, 2012	Dated: March 21, 2012

/s/ Stephen M. Bravo	/s/ Thomas Moreland
Stephen M. Bravo	Thomas Moreland CFO and Secretary

Dated: March 21, 2012	Dated: March 21, 2012

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